Exhibit 3.7

CERTIFICATE OF FORMATION

OF

FERRY EQUIPMENT COMPANY L.L.C.

ARTICLE I

     The name of the Limited Liability Company is Ferry Equipment Company L.L.C.

ARTICLE II

     The address of the Limited Liability Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 14th day of March, 2000.

MEMBER:

TRITON CELLULAR PARTNERS OF FERRY L.L.C.

By:	/s/ James W. Akerhielm

James W. Akerhielm, President and
Chief Executive Officer